Exhibit 99.1

COMPANY CONTACT:

Cindy Presar, Investor Relations
cpresar@cardiodynamics.com
800-778-4825 Ext. 1031

Centers for Medicare and Medicaid Services Initiates
Hypertension Coverage Review
for CardioDynamics’ BioZ® ICG Technology

SAN DIEGO, CA—March 1, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that the Centers for Medicare and Medicaid Services (CMS) has accepted the Company’s request to review CMS’ coverage of ICG for hypertension.  The current coverage policy provides optional regional coverage for resistant hypertension defined as patients whose blood pressure is not controlled on three or more medications.  The Company has been actively working to expand Medicare’s current hypertension policy to include national coverage for mild to moderate hypertensive patients on one or more drugs.

The decision by CMS to open the review process was primarily based on the Company’s recent multicenter CONTROL Trial, which demonstrated that use of BioZ ICG led to an 8 mm Hg greater systolic blood pressure reduction and 7 mm Hg greater diastolic blood pressure reduction than standard care.  Patients being treated with BioZ-assisted therapy were 35% more likely to reach goal blood pressure of less than 140/90 mm Hg and more than two times as likely to achieve a more aggressive blood pressure control of less than 130/85 mm Hg.

“Less than one-third of those patients with hypertension in the United States have their blood pressure reduced to acceptable levels, and a Medicare patient who does not already have high blood pressure has a 90% chance of developing it before they die,” stated renowned hypertension specialist Carlos Ferrario, M.D., Director of Hypertension and Vascular Disease Center at Wake Forest University School of Medicine.  “The results of the CONTROL Trial, along with the previous results from the Mayo Clinic and other clinical investigators, provide compelling clinical evidence that ICG is effective at helping physicians improve their patients’ blood pressure control.  The use of ICG in patients with high blood pressure has the potential to significantly reduce both short-term and long-term healthcare costs.”

Hypertension affects 65 million Americans and is the most common reason adults visit their physicians.  The long-term benefits of blood pressure reductions as little as 2 mm Hg are well known and have been proven to significantly reduce the risk of stroke, coronary artery disease, heart failure, and overall mortality.  The Company’s noninvasive and cost-effective BioZ ICG technology aids physicians in identifying and administering hypertensive drugs that are optimal and specific to each patient.

“We are pleased that CMS has accepted our formal request and has begun the consideration process to potentially broaden ICG hypertension coverage,” stated Michael K. Perry, CEO of CardioDynamics.  “We will continue our efforts to provide CMS with additional clinical evidence that supports the use of ICG in the treatment of mild to moderate hypertensive patients.  If successful in broadening our national hypertension coverage policy, use of our BioZ ICG technology could benefit significantly more patients and assist in reducing the $53 billion annually spent in the U.S. healthcare system for hypertension.”

CMS commenced a public comment period with comments being accepted through March 30, 2006.  A proposed coverage decision memorandum is due by August 28, 2006.  The decision may take the form of expanding coverage, continuing the current policy, limiting coverage, or noncoverage.  To access the Company’s formal request to CMS, log onto the CMS website at

https://www.cms.hhs.gov/mcd/viewtrackingsheet.asp?id=179

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called Impedance Cardiography (ICG).  The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes.  The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease.  Partners include GE Healthcare and Philips Medical Systems.  For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future reimbursement, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2005 Form 10-K.  The Company does not undertake to update the disclosures contained in this press release.